Exhibit 99.01

Contacts:	Investors	Media
	Jerry Natoli	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6181	650-944-6251
	jerry_natoli@intuit.com	diane_carlini@intuit.com
Intuit Fiscal 2008 Revenue Grows 15 Percent;
Fourth-Quarter Revenue Increases 11 Percent
            MOUNTAIN VIEW, Calif. — Aug. 21, 2008 - Intuit Inc. (Nasdaq: INTU) today announced fourth-quarter revenue of $478 million, an 11 percent increase over the year-ago quarter. Revenue for fiscal year 2008, which ended July 31, was $3.1 billion, a 15 percent increase over the prior year.
            “We had another successful tax season and a solid finish in small business,” said Brad Smith, Intuit’s president and chief executive officer. “With our focus on innovation and on solving customer problems with connected services, we are looking forward to another strong year in fiscal 2009.”
Fiscal 2008 Financial Highlights
•	Revenue of $3.1 billion increased 15 percent from fiscal 2007. Growth was driven by strong performance in Intuit’s tax business and the acquisition of Digital Insight in February 2007.

•	GAAP (Generally Accepted Accounting Principles) operating income of $651 million increased 2 percent from fiscal 2007. GAAP diluted earnings per share of $1.41 increased 14 percent from fiscal 2007.

•	Non-GAAP operating income of $856 million increased 12 percent from fiscal 2007. Non-GAAP diluted earnings per share of $1.60 increased 12 percent from fiscal 2007.
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Intuit Fourth Quarter 2008 Earnings

Fiscal 2008 Business Segment Results
•	QuickBooks revenue was $622 million, an increase of 6 percent from the prior year.

•	Payroll and Payments revenue was $561 million, an increase of 9 percent from the prior year.

•	Consumer Tax revenue was $929 million, an increase of 14 percent from the prior year.

•	Accounting Professionals revenue was $327 million, an increase of 4 percent from the prior year. This segment was formerly known as Professional Tax.

•	Financial Institutions revenue was $299 million and includes the results of Digital Insight, which was acquired on Feb. 6, 2007.

•	Other Businesses revenue was $334 million, an increase of 14 percent from the prior year.
Fourth-Quarter 2008 Financial Highlights
•	Revenue of $478 million increased 11 percent from the year-ago quarter.

•	GAAP operating loss of $94 million compared with a GAAP operating loss of $57 million in the year-ago quarter. GAAP loss per share of $0.19 compared with a GAAP loss per share of $0.04 in the year-ago quarter.

•	Non-GAAP operating loss of $41 million compared with a non-GAAP operating loss of $17 million in the year-ago quarter. Non-GAAP loss per share of $0.08 compared with a non-GAAP loss per share of $0.02 in the year-ago quarter.

Intuit typically posts a seasonal loss in its fourth quarter when there is little revenue from its tax businesses but expenses remain relatively constant. The 2008 loss includes a $23 million pretax charge for severance and facilities closures. The 2007 loss includes a pretax gain of $31 million from the sale of outsourced payroll assets.
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Intuit Fourth Quarter 2008 Earnings

Forward-looking Guidance
Intuit provided its financial guidance for fiscal 2009, which will end on July 31, 2009. The company expects:

•	Revenue of $3.35 billion to $3.43 billion, or growth of 9 percent to 12 percent.

•	Non-GAAP operating income of $970 million to $990 million, or growth of 13 percent to 16 percent. GAAP operating income is expected to be $724 million to $744 million.

•	Non-GAAP diluted earnings per share, or EPS, is expected to be $1.86 to $1.90, or growth of 16 percent to 19 percent. GAAP diluted EPS is expected to be $1.41 to $1.45.
Fiscal 2009 Business Segment Guidance
Intuit’s expected results for its business segments for fiscal 2009 are:

•	QuickBooks revenue of $670 million to $695 million, or growth of 8 percent to 12 percent.

•	Payroll and Payments revenue of $639 million to $662 million, or growth of 14 percent to 18 percent.

•	Consumer Tax revenue of $1.0 billion to $1.04 billion, or growth of 8 percent to 12 percent.

•	Accounting Professionals revenue of $345 million to $358 million, or growth of 5 percent to 9 percent.

•	Financial Institutions revenue of $313 million to $325 million, or growth of 5 percent to 9 percent.

•	Other Businesses revenue of $354 million to $367 million, or growth of 6 percent to 10 percent.
First-Quarter Fiscal 2009 Guidance
Intuit’s expected results for the first quarter of 2009, which will end on Oct. 31, 2008, are:

•	Revenue of $480 million to $492 million, or growth of 8 percent to 11 percent.
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Intuit Fourth Quarter 2008 Earnings

•	Non-GAAP operating loss of $65 million to $50 million and a GAAP operating loss of $122 million to $107 million. Intuit typically posts a seasonal loss in its first quarter when it has little revenue from its tax businesses but expenses remain relatively constant.

•	Non-GAAP net loss per share of $0.14 to $0.11 and a GAAP net loss per share of $0.26 to $0.23.
Webcast and Conference Call Information
            A live audio webcast of Intuit’s fourth-quarter 2008 conference call is available at http://www.intuit.com/about_intuit/investors/webcast.jhtml. The call begins today at 1:30 p.m. Pacific time. The replay of the audio webcast will remain on Intuit’s Web site for one week after the conference call. Intuit has also posted this press release, including the attached tables and non-GAAP to GAAP reconciliations on its Web site and will post the conference call script shortly after the conference call concludes. These documents may be found at http://intuit.com/about_intuit/investors/earnings/2008/.
            The conference call number is 866-814-1918 in the United States or 703-639-1362 from international locations. No reservation or access code is needed. A replay of the call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1262029.
Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E which follow it. A copy of the press release issued by Intuit on August 21, 2008 can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; its prospects for the business in fiscal 2009 and beyond; and all of the statements under the headings “Forward-looking Guidance,” “Fiscal 2009 Business Segment Guidance” and “First-Quarter 2009 Guidance.”

Intuit Fourth Quarter 2008 Earnings

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully introduce new products and services to meet our growth and profitability objectives, and current and future products and services may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; any failure to maintain reliable and responsive service levels for our offerings could cause us to lose customers and negatively impact our revenues and profitability; any significant product quality problems or delays in our products could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; any failure to properly use and protect personal customer information could harm our revenue, earnings and reputation; our acquisition activities may be disruptive to Intuit and may not result in expected benefits; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operations; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; predicting tax-related revenues is challenging due to the heavy concentration of activity in a short time period; we have implemented, and are continuing to upgrade, new information systems and any problems with these new systems could interfere with our ability to deliver products and services and gather information to effectively manage our business; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; if economic growth in the U.S. continues to slow, our customers may delay or reduce technology purchases which may harm our business, results of operations and financial condition; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2007 and in our other SEC filings. You can locate these reports through our website at http://www.intuit.com/about_intuit/investors. Forward-looking statements are based on information as of August 21, 2008, and we do not undertake any duty to update any forward-looking statement or other information in these remarks.

Table A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
Net revenue:
Product	$219,575	$207,160	$1,496,655	$1,447,392
Service and other	258,579	225,512	1,574,319	1,225,555

Total net revenue	478,154	432,672	3,070,974	2,672,947

Costs and expenses:
Cost of revenue:
Cost of product revenue	28,883	27,026	154,147	169,101
Cost of service and other revenue	108,497	90,851	414,100	309,419
Amortization of purchased intangible assets	15,823	13,055	56,011	30,926
Selling and marketing	180,188	154,665	859,647	742,368
Research and development	156,730	125,902	605,818	472,516
General and administrative	72,029	69,859	294,966	291,083
Acquisition-related charges	10,169	8,022	35,518	19,964

Total costs and expenses [A]	572,319	489,380	2,420,207	2,035,377

Operating income (loss) from continuing operations	(94,165)	(56,708)	650,767	637,570
Interest expense	(11,901)	(14,268)	(52,290)	(27,091)
Interest and other income	14,043	20,822	46,520	52,689
Gains on marketable equity securities and other investments, net	227	—	1,417	1,568
Gain on sale of outsourced payroll assets [B]	—	31,270	51,571	31,676

Income (loss) from continuing operations before income taxes	(91,796)	(18,884)	697,985	696,412
Income tax (benefit) provision [C]	(30,260)	(6,541)	245,579	251,607
Minority interest expense, net of tax	324	516	1,656	1,337

Net income (loss) from continuing operations	(61,860)	(12,859)	450,750	443,468
Net income (loss) from discontinued operations [D]	—	(781)	26,012	(3,465)

Net income (loss)	$(61,860)	$(13,640)	$476,762	$440,003

Basic net income (loss) per share from continuing operations	$(0.19)	$(0.04)	$1.37	$1.29
Basic net income (loss) per share from discontinued operations	—	—	0.08	(0.01)

Basic net income (loss) per share	$(0.19)	$(0.04)	$1.45	$1.28

Shares used in basic per share calculations	321,641	337,550	328,545	342,637

Diluted net income (loss) per share from continuing operations	$(0.19)	$(0.04)	$1.33	$1.25
Diluted net income (loss) per share from discontinued operations	—	—	0.08	(0.01)

Diluted net income (loss) per share	$(0.19)	$(0.04)	$1.41	$1.24

Shares used in diluted per share calculations	321,641	337,550	339,268	355,815

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A
[A]	The following table summarizes the total share-based compensation expense that we recorded for continuing operations for the periods shown. The share-based compensation expense that we recorded for discontinued operations for these periods was nominal.

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007

Cost of product revenue	$171	$129	$1,018	$743
Cost of service and other revenue	1,317	1,200	6,211	3,283
Selling and marketing	9,838	5,205	37,948	23,518
Research and development	7,464	5,305	31,841	21,511
General and administrative	8,165	6,489	36,219	27,258

Total share-based compensation	$26,955	$18,328	$113,237	$76,313

[B]	In March 2007 we sold certain assets related to our Complete Payroll and Premier Payroll Service businesses to Automatic Data Processing, Inc. (ADP) for a price of up to approximately $135 million in cash. The final purchase price was contingent upon the number of customers that transitioned to ADP pursuant to the purchase agreement over a period of approximately one year from the date of sale. In the twelve months ended July 31, 2008 we recorded a pre-tax net gain of $51.6 million on our statement of operations for customers who transitioned to ADP during that period. We received a total price of $93.6 million and recorded a total pre-tax gain of $83.2 million from the inception of this transaction through its completion in the third quarter of fiscal 2008.

In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we did not account for this transaction as a discontinued operation because the operations and cash flows of the assets could not be clearly distinguished, operationally or for financial reporting purposes, from the rest of our outsourced payroll business. The assets were part of our Payroll and Payments segment.
[C]	Our effective tax rate for the three months ended July 31, 2008 was approximately 33%. Excluding one-time charges primarily related to an adjustment of a deferred tax asset, our effective tax rate for that period was 35% and did not differ significantly from the federal statutory rate. State income taxes were offset primarily by the benefit we received from tax exempt interest income, the domestic production activities deduction, and federal and state research and experimental credits. Our effective tax rate for the three months ended July 31, 2007 was approximately 35% and did not differ significantly from the federal statutory rate. State income taxes were offset primarily by the benefit we received from federal and state research and experimental credits and tax exempt interest income.

Our effective tax rate for the twelve months ended July 31, 2008 was approximately 35% and did not differ significantly from the federal statutory rate. State income taxes were offset primarily by the benefit we received from tax exempt interest income, the domestic production activities deduction, and federal and state research and experimental credits. Our effective tax rate for the twelve months ended July 31, 2007 was approximately 36%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from federal and state research and experimental credits and tax exempt interest income. In addition, we benefited from the retroactive extension of the federal research and experimental credit in the fiscal 2007 period.
[D]	In August 2007 we sold our Intuit Distribution Management Solutions (IDMS) business for approximately $100 million in cash and recorded a net gain on disposal of $27.5 million. IDMS was part of our Other Businesses segment. In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we determined that IDMS became a discontinued operation in the fourth quarter of fiscal 2007. We have therefore segregated the net assets and operating results of IDMS from continuing operations on our balance sheets and in our statements of operations for all periods prior to the sale. Assets held for sale at July 31, 2007 consisted primarily of goodwill and purchased intangible assets. Because IDMS operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows. We have segregated the cash impact of the gain on disposal of IDMS on our statement of cash flows for the twelve months ended July 31, 2008.
Revenue and net loss from IDMS discontinued operations were $1.9 million and $0.7 million for the twelve months ended July 31, 2008. Revenue and net loss from IDMS discontinued operations were $12.5 million and $0.8 million for the three months ended July 31, 2007 and revenue and net loss were $52.0 million and $2.3 million for the twelve months then ended.

We recorded net losses of $0.8 million in the second quarter of fiscal 2008 and $1.1 million in the third quarter of fiscal 2007 for certain contingent liabilities that became payable to the purchaser of our Intuit Information Technology Solutions business, which we sold in December 2005.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated August 21, 2008 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss) and related operating margin as a percentage of revenue, non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when assessing the performance of the organization, our operating segments or our senior management. Segment managers are not held accountable for share-based compensation expenses, acquisition-related costs, or the other excluded items that may impact their business units’ operating income (loss) and, accordingly, we exclude these amounts from our measures of segment performance. We also exclude these amounts from our budget and planning process. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. We exclude the following items from our non-GAAP financial measures:
•	Share-based compensation expenses. Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options, restricted stock, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. Segment managers are not held accountable for share-based compensation expenses impacting their business units’ operating income (loss) and, accordingly, we exclude share-based compensation expenses from our measures of segment performance. While share-based compensation is a significant expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. We exclude share-based compensation expenses from our non-GAAP financial measures for these reasons and the other reasons stated above. We compute weighted average dilutive shares using the method required by SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

•	Amortization of purchased intangible assets and acquisition-related charges. In accordance with GAAP, amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets related to acquisitions. Acquisition-related charges in operating expenses include amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names. Acquisition activities are managed on a corporate-wide basis and segment managers are not held accountable for the acquisition-related costs impacting their business units’ operating income (loss). We exclude these amounts from our measures of segment performance and from our budget and planning process. We exclude these items from our non-GAAP financial measures for these reasons, the other reasons stated above and because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

•	Gains and losses on disposals of businesses and assets. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operating results.

•	Gains and losses on marketable equity securities and other investments. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operating results.

•	Income tax effects of excluded items. Our non-GAAP financial measures exclude the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. We exclude the impact of these tax items for the reasons stated above and because management believes that they are not indicative of our ongoing business operations.

•	Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operations.

The following describes each non-GAAP financial measure, the items excluded from the most directly comparable GAAP measure in arriving at each non-GAAP financial measure, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.
(A)	Operating income (loss) and related operating margin as a percentage of revenue. We exclude share-based compensation expenses, amortization of purchased intangible assets and acquisition-related charges from our GAAP operating income (loss) from continuing operations and related operating margin in arriving at our non-GAAP operating income (loss) and related operating margin primarily because we do not consider them part of ongoing operating results when assessing the performance of the organization, our operating segments and senior management or when undertaking our budget and planning process. We believe that the exclusion of these expenses from our non-GAAP financial measures also facilitates the comparison of results for current periods and guidance for future periods with results for prior periods. In addition, we exclude amortization of purchased intangible assets and acquisition-related charges from non-GAAP operating income (loss) and operating margin because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

(B)	Net income (loss) and net income (loss) per share (or earnings per share). We exclude share-based compensation expenses, amortization of purchased intangible assets, acquisition-related charges, net gains on marketable equity securities and other investments, gains and losses on disposals of businesses and assets, certain tax items as described above, and amounts related to discontinued operations from our GAAP net income (loss) and net income (loss) per share in arriving at our non-GAAP net income (loss) and net income (loss) per share. We exclude all of these items from our non-GAAP net income (loss) and net income (loss) per share primarily because we do not consider them part of ongoing operating results when assessing the performance of the organization, our operating segments and senior management or when undertaking our budget and planning process. We believe that the exclusion of these items from our non-GAAP financial measures also facilitates the comparison of results for current periods and guidance for future periods with results for prior periods.

In addition, we exclude amortization of purchased intangible assets and acquisition-related charges from our non-GAAP net income (loss) and net income (loss) per share because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories. We exclude net gains on marketable equity securities and other investments from our non-GAAP net income (loss) and net income (loss) per share because they are unrelated to our ongoing business operating results. Our non-GAAP financial measures exclude the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. We exclude the impact of these tax items because management believes that they are not indicative of our ongoing business operations. The effective tax rates used to calculate non-GAAP net income (loss) and net income (loss) per share were as follows: 37% for the first quarter of fiscal 2007; 36% for the second, third and fourth quarters of fiscal 2007; 36% for the first, second, third and fourth quarters of fiscal 2008; and 36% for fiscal 2009 guidance. Finally, we exclude amounts related to discontinued operations from our non-GAAP net income (loss) and net income (loss) per share because they are unrelated to our ongoing business operations.
We refer to these non-GAAP financial measures in assessing the performance of Intuit’s ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to Intuit’s historical operating results. We have historically reported similar non-GAAP financial measures and believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments and sales of marketable equity securities and other investments.

Table B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
GAAP operating income (loss) from continuing operations	$(94,165)	$(56,708)	$650,767	$637,570
Amortization of purchased intangible assets	15,823	13,055	56,011	30,926
Acquisition-related charges	10,169	8,022	35,518	19,964
Share-based compensation expense	26,955	18,328	113,237	76,313

Non-GAAP operating income (loss)	$(41,218)	$(17,303)	$855,533	$764,773

GAAP net income (loss)	$(61,860)	$(13,640)	$476,762	$440,003
Amortization of purchased intangible assets	15,823	13,055	56,011	30,926
Acquisition-related charges	10,169	8,022	35,518	19,964
Share-based compensation expense	26,955	18,328	113,237	76,313
Net gains on marketable equity securities and other investments	(227)	—	(1,417)	(1,568)
Pre-tax gain on sale of outsourced payroll assets	—	(31,270)	(51,571)	(31,676)
Income tax effect of non-GAAP adjustments	(15,618)	(3,483)	(55,181)	(34,512)
Exclusion of discrete tax items	(575)	758	(5,155)	5,537
Discontinued operations	—	781	(26,012)	3,465

Non-GAAP net income (loss)	$(25,333)	$(7,449)	$542,192	$508,452

GAAP diluted net income (loss) per share	$(0.19)	$(0.04)	$1.41	$1.24
Amortization of purchased intangible assets	0.05	0.04	0.17	0.09
Acquisition-related charges	0.03	0.02	0.10	0.06
Share-based compensation expense	0.08	0.05	0.33	0.21
Net gains on marketable equity securities and other investments	—	—	—	—
Pre-tax gain on sale of outsourced payroll assets	—	(0.09)	(0.15)	(0.09)
Income tax effect of non-GAAP adjustments	(0.05)	—	(0.16)	(0.11)
Exclusion of discrete tax items	—	—	(0.02)	0.02
Discontinued operations	—	—	(0.08)	0.01

Non-GAAP diluted net income (loss) per share	$(0.08)	$(0.02)	$1.60	$1.43

Shares used in diluted per share calculations	321,641	337,550	339,268	355,815

See “About Non-GAAP Financial Measures” immediately preceding this Table B for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

Table C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	July 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$413,340	$255,201
Investments	414,493	1,048,470
Accounts receivable, net	127,230	131,691
Income taxes receivable	60,564	54,178
Deferred income taxes	101,730	84,682
Prepaid expenses and other current assets	45,457	54,854
Current assets of discontinued operations	—	8,515

Current assets before funds held for customers	1,162,814	1,637,591
Funds held for customers	610,748	314,341

Total current assets	1,773,562	1,951,932

Long-term investments	288,310	—
Property and equipment, net	507,499	298,396
Goodwill	1,698,087	1,517,036
Purchased intangible assets, net	273,087	292,884
Long-term deferred income taxes	52,491	72,066
Other assets	73,548	67,501
Long-term assets of discontinued operations	—	52,211

Total assets	$4,666,584	$4,252,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,198	$119,799
Accrued compensation and related liabilities	229,819	192,286
Deferred revenue	359,936	313,753
Income taxes payable	16,211	33,278
Other current liabilities	135,326	171,650
Current liabilities of discontinued operations	—	15,002

Current liabilities before customer fund deposits	856,490	845,768
Customer fund deposits	610,748	314,341

Total current liabilities	1,467,238	1,160,109

Long-term debt	997,996	997,819
Other long-term obligations	121,489	57,756

Total liabilities	2,586,723	2,215,684

Minority interest	6,907	1,329
Stockholders’ equity	2,072,954	2,035,013

Total liabilities and stockholders’ equity	$4,666,584	$4,252,026

Table D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income (loss)	$(61,860)	$(13,640)	$476,762	$440,003
Net loss from discontinued operations	—	—	755	1,140

Net income (loss) from continuing operations	(61,860)	(13,640)	477,517	441,143
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation	31,030	25,609	116,572	94,175
Amortization	28,265	24,055	99,891	64,353
Share-based compensation	26,956	18,558	113,284	77,314
Net gains on marketable equity securities and other investments	(227)	—	(1,417)	(1,568)
Gain on sale of outsourced payroll assets	—	(31,270)	(51,571)	(31,676)
Gain on sale of Intuit Distribution Management Solutions	—	—	(45,667)	—
Deferred income taxes	41,408	(27,425)	60,550	(39,200)
Tax benefit from share-based compensation plans	10,135	23,972	38,226	56,081
Excess tax benefit from share-based compensation plans	(2,979)	(12,682)	(20,764)	(30,913)
Other	5,311	2,144	13,612	6,212

Subtotal	78,039	9,321	800,233	635,921

Changes in operating assets and liabilities:
Accounts receivable	97,825	53,076	11,427	(3,913)
Prepaid expenses, income taxes and other current assets	(54,923)	(43,083)	(14,360)	1,600
Accounts payable	(28,212)	(6,887)	(17,504)	18,574
Accrued compensation and related liabilities	50,082	43,677	28,508	3,641
Deferred revenue	80,418	77,136	47,472	23,250
Income taxes payable	(198,190)	(158,949)	(15,147)	(1,202)
Other liabilities	(64,342)	(62,196)	(10,439)	48,889

Total changes in operating assets and liabilities	(117,342)	(97,226)	29,957	90,839

Net cash provided by (used in) operating activities	(39,303)	(87,905)	830,190	726,760

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(195,344)	(488,337)	(934,335)	(2,466,642)
Liquidation of available-for-sale debt securities	176,562	557,670	1,045,321	1,997,825
Maturities of available-for-sale debt securities	35,800	75,885	236,895	528,647
Net change in funds held for customers’ money market funds and other cash equivalents	(252,747)	(149,455)	(290,462)	(51,242)
Purchases of property and equipment	(88,873)	(63,949)	(306,127)	(153,257)
Net change in customer fund deposits	252,747	55,255	290,462	(42,958)
Acquisitions of businesses and intangible assets, net of cash acquired	(1,686)	(2,515)	(264,525)	(1,271,791)
Cash received from acquirer of outsourced payroll assets	4	10,588	34,883	54,900
Proceeds from divestiture of businesses	—	—	97,147	—
Other	6,022	(578)	4,691	(7,958)

Net cash used in investing activities of continuing operations	(67,515)	(5,436)	(86,050)	(1,412,476)
Net cash provided by (used in) investing activities of discontinued operations	—	(1,140)	(755)	19,849

Net cash used in investing activities	(67,515)	(6,576)	(86,805)	(1,392,627)

Cash flows from financing activities:
Proceeds from bridge credit facility	—	—	—	1,000,000
Retirement of bridge credit facility	—	—	—	(1,000,000)
Issuance of long-term debt, net of discounts	—	—	—	997,755
Net proceeds from issuance of common stock under stock plans	47,715	60,442	194,661	211,370
Purchase of treasury stock	—	—	(799,998)	(506,751)
Excess tax benefit from share-based compensation plans	2,979	12,682	20,764	30,913
Issuance of restricted stock units pursuant to Management Stock Purchase Plan	—	—	2,284	—
Other	(1,148)	8,195	(4,220)	573

Net cash provided by (used in) financing activities	49,546	81,319	(586,509)	733,860

Effect of exchange rates on cash and cash equivalents	(892)	3,790	1,263	7,607

Net increase (decrease) in cash and cash equivalents	(58,164)	(9,372)	158,139	75,600
Cash and cash equivalents at beginning of period	471,504	264,573	255,201	179,601

Cash and cash equivalents at end of period	$413,340	$255,201	$413,340	$255,201

Table E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In thousands, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To

Three Months Ending October 31, 2008
Revenue	$480,000	$492,000	$—		$480,000	$492,000
Operating loss	$(122,000)	$(107,000)	$57,000	[a]	$(65,000)	$(50,000)
Diluted loss per share	$(0.26)	$(0.23)	$0.12	[b]	$(0.14)	$(0.11)
Shares	321,000	323,000	—		321,000	323,000

Twelve Months Ending July 31, 2009
Revenue	$3,350,000	$3,430,000	$—		$3,350,000	$3,430,000
Operating income	$724,000	$744,000	$246,000	[c]	$970,000	$990,000
Operating margin	22%	22%	7%	[c]	29%	29%
Diluted earnings per share	$1.41	$1.45	$0.45	[d]	$1.86	$1.90
Shares	328,000	331,000	—		328,000	331,000

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $32 million; amortization of purchased intangible assets of approximately $15 million; and acquisition-related charges of approximately $10 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $148 million; amortization of purchased intangible assets of approximately $60 million; and acquisition-related charges of approximately $38 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.